Exhibit 10.2

CONSULTING AGREEMENT

CONSULTING AGREEMENT, made this 15th day of October, 2014 (“Agreement”), by and between ABF Freight System, Inc., an Arkansas corporation (“Company”), and Roy M. Slagle (“Consultant”).

WITNESSETH:

WHEREAS, Company is a freight transportation company engaged in LTL, time sensitive and household goods moving (the Business”);

WHEREAS, Consultant has acquired extensive knowledge of and experience in the Business as conducted by Company;

WHEREAS, Company desires to obtain the benefit of Consultant’s knowledge and experience by retaining Consultant, and Consultant desires to accept such position, for the term and upon the other conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, Company and Consultant hereby agree as follows:

1.  Consulting Services.  During the Term (as defined below), Consultant shall make himself available to perform consulting services with respect to the businesses conducted by Company and its subsidiaries.  Such consulting services shall be related to such matters as the Chief Executive Officer of Company may designate from time to time, including consulting services to Company’s Board of Directors with respect to the businesses conducted by Company and its subsidiaries. Consultant shall accommodate reasonable requests for Consultant’s consulting services, and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services, including travel reasonably required in the performance of such consulting services.

2.  Term.  The term of Consultant’s engagement under this Agreement shall commence on the date of this Agreement and, unless earlier terminated pursuant to Section 7, shall continue in effect for a period of three (3) years thereafter (such period, as may be earlier terminated, the “Term”).  There shall be no extension of this Agreement other than by written instrument duly executed and delivered by both parties hereto.

3.  Compensation.  During the Term, Company shall pay Consultant monthly payments equal to $27,000 (subject to proration for any partial month) on the last day of each month during the Term to an account designated in writing by Consultant.

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4.  Expenses.  Company shall reimburse Consultant for reasonable and necessary business expenses of Consultant for travel, meals and similar items incurred in connection with the performance of Consultant’s duties hereunder, and which are consistent with such guidelines as the Board of Directors of Company may from time to time establish.  All payments for reimbursement of such expenses shall be made to Consultant only upon the presentation to Company of appropriate vouchers or receipts.

5.  Confidentiality, Non-Competition.

(a)  Consultant acknowledges that:  (i) the Business is intensely competitive and that Consultant’s engagement by Company will require that Consultant have access to and knowledge of confidential information of Company (ii) the direct and indirect disclosure of any such confidential information to existing or potential competitors of Company would place Company at a competitive disadvantage and would do damage, monetary or otherwise, to Company’s business; and (iii) the engaging by Consultant in any of the activities prohibited by this Section 5 may constitute improper appropriation and/or use of such information and trade secrets.  Consultant expressly acknowledges the trade secret status of the confidential information and that the confidential information constitutes a protectable business interest of Company.

(b)  For purposes of this Section 5, Company shall be construed to include Company and its subsidiaries and affiliates engaged in the Business.

(c)  During the Term of this Agreement and at all times after the termination of Consultant’s engagement upon expiration of the Term or otherwise, Consultant shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the confidential information, other than in the proper performance of the duties contemplated herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any of the confidential information to a court or other administrative or legislative body, Consultant shall promptly notify Company so that Company may seek a protective order or other appropriate remedy.  Consultant agrees to return all confidential information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to Company at any time upon request by Company and upon the termination of his engagement for any reason.

(d)  During the Term and for an additional period equal to twelve (12) months following the end of the Term, Consultant shall not engage in Competition (as defined below) with Company. For purposes of this Agreement, “Competition” by Consultant shall mean Consultant’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the Company as the same shall be constituted at any time during or following his engagement; provided that, it shall not be a violation of this Section 5(d) for Consultant to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Consultant does not actively participate in the business of such corporation until such time as this covenant expires.

(e)  Without limiting the generality of the foregoing, during the Term, Consultant agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(i)            solicit from any customer doing business with Company, any business of the same or of a similar nature to the Business with such customer;

(ii)           solicit the employment or services of, or hire, any person who at the time is employed by or was a consultant to Company; or

(iii)          otherwise interfere with the Business or accounts of Company including the making of any statements or comments of a defamatory or disparaging nature to third parties regarding Company or its officers, directors, personnel or products.

(iv)                                      provide consulting or other similar or related services to any transportation or logistics entity, organization or any company providing services that compete with the Company including consulting and advisory firms.

(v)                                         provide consulting or other similar services to any customer of the Company who is a customer as of the date of this agreement.

(f)  Consultant further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of Company; and it is the intent of the parties hereto that if in the opinion of any court of competent jurisdiction any provision set forth in this Section 5 is not reasonable in any respect, such court shall have the right, power and authority to modify any and all such provisions as to such court shall appear not unreasonable and to enforce the remainder of this Section 5 as so modified.

6.  Termination.

(a)   Notwithstanding any provision of this Agreement to the contrary, the engagement of Consultant hereunder after the Closing shall terminate on the first to occur of the following dates (each of which, to the extent applicable, the “Date of Termination”):

(i)            the date that Company and Consultant mutually agree to such termination;

(ii)           the date of Consultant’s death or adjudicated incompetency;

(iii)          the date on which Company shall give Consultant notice of termination on account of Disability (as defined below);

(iv)                              the date on which Company shall give Consultant notice of termination for Cause;

(v)                                 the date on which Company shall give Consultant notice of termination without Cause; or

(vi)                              the expiration of the Term.

(b)  Upon termination of Consultant’s engagement after the Closing, Consultant shall be entitled to the following:

(i)            upon termination pursuant to clause (a) (i), (ii), (iv) or (vi) above, Consultant or Consultant’s heirs, as the case may be, shall be entitled to receive any unpaid consulting fees and expenses to the Date of Termination.

(ii)           upon termination pursuant to clause (a) (iii) or (v) above, Consultant shall be entitled to receive (A) any unpaid consulting fees and expenses to the Date of Termination, and (B) all consulting fees payable pursuant to Section 3 hereof when they shall become payable hereunder for the full original term of the Agreement.

(c)  For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which Consultant is unable to perform the services required to be performed under this Agreement for (i) ninety (90) consecutive days during the Term, or (ii) a period or periods aggregating more than ninety (90) days in any twelve (12) consecutive months.  In any such event, Company, in its sole discretion, may terminate this Agreement by giving notice to Consultant of termination for Disability.  Consultant agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by Company from time to time.

(d)  For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as reasonably determined by Company:

(i)            the willful and continued failure, neglect or refusal by Consultant to perform his duties hereunder (including, without limitation, Consultant’s inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) after receiving written notice from Company specifying in reasonable detail such failure, neglect or refusal and after being given a reasonable time and opportunity to remedy such alleged failure, neglect or refusal;

(ii)           any willful, intentional or grossly negligent act by Consultant having the effect of materially and demonstrably injuring the interest, business or reputation of Company, any of its parents, subsidiaries or affiliates;

(iii)          Consultant’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(iv)                              any misappropriation or embezzlement of the property of Company or its affiliates and subsidiaries (whether or not a misdemeanor or felony); and

(v)                                 a breach of any one or more of the covenants of this Agreement by Consultant after receiving written notice from Company specifying in reasonable detail such failure, neglect or refusal breach and after being given a reasonable time and opportunity to remedy such alleged failure, neglect or refusal breach.

7.  Return of Company Property.  Consultant agrees that following the termination of his engagement for any reason, he shall return all property of Company, its subsidiaries, affiliates and any divisions thereof which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by Company to Consultant.

8.  Effectiveness; Termination; Survival.  Upon termination of Consultant’s engagement for any reason, this Agreement shall terminate and Company shall have no further obligation to Consultant; provided that the provisions set forth in Sections 5, 6(b), 7 and 9 through 16 hereof shall remain in full force and effect after the termination of Consultant’s engagement, notwithstanding the expiration or termination of this Agreement.

9.  Consultant’s Independence and Discretion.

(a)  Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee.  By virtue of the relationship described herein, Consultant’s relationship to Company during the term of this Agreement shall only be that of an independent contractor and Consultant shall perform all services pursuant to this Agreement as an independent contractor.  Consultant shall not provide any services under Company’s business name and shall not present himself as an employee of Company.

(b)   Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which Consultant performs his obligations under this Agreement shall be solely within the discretion of Consultant. Company shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by Consultant to perform his obligations under this Agreement and nothing in this Agreement shall be construed to grant Company any such authority.

10.  Fees and Expenses.  Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Consultant as a result of (i) Company’s wrongful termination of Consultant’s engagement hereunder as finally determined by a duly constituted arbitration panel as set forth in paragraph 11 below (including all such fees and expenses, if any, incurred in contesting or disputing any such termination), and (ii) any action by Consultant to enforce Consultant’s rights or benefits hereunder before an arbitration panel in which Consultant shall obtain a final non-appealable judgment in his favor.

11.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three arbitrators sitting in a location approved by Consultant and Company within fifty (50) miles from Fort Smith, Arkansas in accordance with the commercial rules of the American Arbitration Association then in effect.  Judgment may be entered on the award of the arbitrators in any court having jurisdiction.  Each party shall bear its own fees and expenses (including all legal fees and related expenses) associated with such arbitration. Any determination by such panel of arbitrators shall be consistent with the provisions of this Agreement as set forth herein.

12.  Non-Disparagement.  Consultant shall not make any disparaging remarks of any sort or otherwise communicate any disparaging comments about the Company or any affiliated company or any officer, director or employee of the Company or any affiliated company to any third party at any time following his execution of this Agreement. Company agrees that it shall not make any disparaging remarks about Consultant to any other person or entity. Notwithstanding the above, nothing in this provision shall prevent or prohibit any party from testifying in any legal proceeding, including at deposition, hearing or trial, from cooperating in good faith in any governmental investigation or action, or from making any report required by law.

12.  Entire Agreement.  This Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between any of them, and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.  This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

13.  Waiver.  The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by any party hereto of any breach or default by any other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

14.  Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

15.  Notices.  Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to Company:	ABF Freight System, Inc.
3801 Old Greenwood Road
P. O. Box 10048
Fort Smith, AR 72917-0048
Attn: President

If to Consultant:

or at such other address as shall be indicated to either party in writing.  Notice of change of address shall be effective only upon receipt.

16.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas without regard to conflicts of law principles.

17.  Descriptive Headings.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes but which, together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

COMPANY:

ABF FREIGHT SYSTEM, INC.

By:	/s/ J. Lavon Morton

Title:	Asst. Vice President

CONSULTANT:

/s/ Roy M. Slagle